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                                                                    EXHIBIT 12.1


                      BAY APARTMENT COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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                                             YEAR            YEAR                                        YEAR           YEAR
                            JANUARY 1-       ENDED           ENDED         MARCH 17-      JANUARY 1-     ENDED          ENDED
                             JUNE 30      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     MARCH 16   DECEMBER 31,   DECEMBER 31,
                               1997           1996            1995           1994           1994          1993           1992
                            ----------    ------------    ------------   -------------   ----------   ------------   ------------
Net Operating Income         $16,251        $19,626          $11,460        $ 7,486        $  (716)      $  (447)       $(3,204)
Plus (Less) Extraordinary
Items:
  Unamortized loan fee
    write-off                $ -0-              511            -0-            -0-            -0-           -0-            -0-
  Gain on sale                 -0-             -0-           $(2,412)         -0-            -0-           -0-            -0-

Plus Fixed Charges:
  Interest expense           $ 7,117         14,276          $11,472        $ 4,782        $ 2,358       $10,932        $11,738
  Interest capitalized         2,421          2,567            3,641          2,096            -0-         -0-              712
  Debt cost amortization         252            667            1,278            241             80          218             997
  Preferred dividend           2,441          4,264              917          -0-              -0-         -0-            -0-
                             -------        -------          -------        -------       --------      --------        -------
    Total fixed charges(1)  $ 12,231        $21,774          $17,308        $ 7,119        $ 2,438       $11,150        $13,447

Less:
  Interest capitalized       $ 2,421        $ 2,567          $ 3,641        $ 2,096        $ -0-         $ -0-          $   712
  Preferred dividend           2,441          4,264              917          -0-            -0-           -0-            -0-

Adjusted earnings(2)         $23,620        $35,080          $21,798        $12,509        $ 1,722       $10,703        $ 9,531
                             -------        -------          -------        -------       --------      --------        -------
Ratio (2 divided by 1)          1.93           1.61             1.26           1.76           0.71          0.96           0.71
                             -------        -------          -------        -------       --------      --------        -------

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